Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2016

Strong Growth in Both Revenue and Adjusted EBITDA

SAN DIEGO, CA, May 10, 2016 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical technologies designed to get and keep people moving, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the first quarter ended April 1, 2016.

First Quarter Highlights

•	Net sales grew 12.7% to $278.9 million (13.7% constant currency, 7.4% on a sales per day basis)

•	Adjusted EBITDA increased 5.6% to $48.9 million (8.0% constant currency)

“Our first quarter performance shows the underlying strength of our focus on Motion is Medicine paired with rapid new product innovations. We are especially pleased to see the terrific accelerating performance in our Orthopedic Implants and Consumer businesses.” said Mike Mogul, DJO’s President and Chief Executive Officer.

Sales Results

DJOFL achieved net sales for the first quarter of 2016 of $278.9 million, reflecting constant currency growth of 13.7%, compared with net sales of $247.5 million for the first quarter of 2015. There were approximately four more days in the Q1 2016 accounting calendar than in Q1 2015. The calendar will rebalance in Q4 with four fewer days than in Q4 2015. Net sales for the three months of 2016 were unfavorably impacted by changes in foreign currency exchange rates aggregating $2.4 million compared to the rates in effect in the three months of 2015.

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Net sales for DJO’s Bracing and Vascular segment were $124.2 million in the first quarter of 2016, reflecting growth of 9.1% compared to the first quarter of 2015. Particularly exciting for Bracing in Q1 was the very positive impact that our MotionMD system for automating transactions in the clinic is making on our current clinics and in bringing in new customers.

Net sales for DJO’s Recovery Sciences segment were $36.6 million in the first quarter of 2016, reflecting an increase of 5.9%, compared to the first quarter of 2015. Our Compex electrostimulation devices are a highlight as they continue to become more and more a key part of the training equipment for high performance athletes.

Net sales for DJO’s International segment were $75.1 million in the first quarter of 2016. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period of $2.4 million, net sales for the first quarter of 2016 increased 7.4% from the first quarter of 2015. DJO France, Canada, and UK, were big contributors in the quarter.

Net sales for the Surgical Implant segment were $43.1 million for the first quarter of 2016, reflecting growth of 59.9% over net sales in the first quarter of 2015. All product segments, Hips, Knees, Shoulder and Cement had strong performances in the quarter. The very successful reception and uptake in the market of the new Empwr 3D Knee and the just launched Altivate Shoulder were highlights in the quarter.

Earnings Results

Adjusted EBITDA for the first quarter of 2016 was $48.9 million, or 17.5% of net sales, reflecting 5.6% as reported and 8.0% constant currency growth when compared to Adjusted EBITDA of $46.3 million, or 18.7% of net sales, for the first quarter of 2015. Including cost savings programs currently underway of $7.7 million, Adjusted EBITDA for the twelve months ended April 1, 2016 was $250.2 million, or 21.8% of LTM net sales.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant

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compliance under the Company’s new senior secured credit facilities (“New Senior Credit Facilities”) and the indentures governing its 8.125% second lien notes and its 10.75% third lien notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

For the first quarter of 2016, DJOFL reported a net loss attributable to DJOFL of $38.3 million, compared to a net loss of $35.5 million for the first quarter of 2015. As detailed in the attached financial tables, the results for the current and prior year first quarter periods and the current and prior year twelve-month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

As of December 31, 2015, the Company had cash balances of $37.2 million and available liquidity of $118.5 million under its $150 million revolving credit facility.

2016 Outlook

We are confirming our guidance and are targeting total company full year constant currency revenue growth rates of 6%-8% for the full 2016 year and Adjusted EBITDA growth rates of 8%-10%, including future cost reductions for the full 2016 year. Based on year-end foreign currency rates, we do not expect sales or Adjusted EBITDA for the full year of 2016 to be materially impacted.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 10:00 am, Pacific Time Tuesday, May 10, 2016. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global provider of medical technologies designed to get and keep people moving. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant

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segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and government investigations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 25, 2016. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	April 1, 2016	March 28, 2015
Net sales	$278,906	$247,511
Operating expenses:
Cost of sales (exclusive of amortization, see note 1)	118,083	101,884
Selling, general and administrative	121,929	107,185
Research and development	9,854	8,864
Amortization of intangible assets	19,578	19,828

	269,444	237,761

Operating income	9,462	9,750
Other (expense) income:
Interest expense, net	(42,270)	(42,866)
Other income (expense), net	284	(4,156)

	(41,986)	(47,022)

Loss before income taxes	(32,524)	(37,272)
Income tax provision	(5,413)	(1,945)

Net loss from continuing operations	(37,937)	(39,217)
Net (loss) income from discontinued operations	(190)	3,992

Net loss	(38,127)	(35,225)
Net income attributable to noncontrolling interests	(193)	(301)

Net loss attributable to DJO Finance LLC	$(38,320)	$(35,526)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $7,407 and $7,535 for the three months ended April 1, 2016 and March 28, 2015, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 1, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$37,244	$48,943
Accounts receivable, net	172,392	172,360
Inventories, net	176,533	174,573
Prepaid expenses and other current assets	25,258	21,179
Current assets of discontinued operations	—	2,878

Total current assets	411,427	419,933
Property and equipment, net	125,891	117,273
Goodwill	1,020,858	1,018,104
Intangible assets, net	729,938	749,045
Other assets	5,471	5,174
Non-current assets of discontinued operations	—	29

Total assets	$2,293,585	$2,309,558

Liabilities and Deficit
Current liabilities:
Accounts payable	$76,296	$58,492
Accrued interest	39,747	16,998
Current portion of debt obligations	10,550	10,550
Other current liabilities	87,775	102,173
Current liabilities of discontinued operations	2,934	13,371

Total current liabilities	217,302	201,584
Long-term debt obligations	2,342,179	2,344,562
Deferred tax liabilities, net	217,903	213,856
Other long-term liabilities	19,442	15,092

Total liabilities	$2,796,826	$2,775,094

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	841,715	841,510
Accumulated deficit	(1,331,659)	(1,293,339)
Accumulated other comprehensive loss	(16,232)	(16,341)

Total membership deficit	(506,176)	(468,170)
Noncontrolling interests	2,935	2,634

Total deficit	(503,241)	(465,536)

Total liabilities and deficit	$2,293,585	$2,309,558

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended
	April 1, 2016	March 28, 2015
Net sales:
Bracing and Vascular	$124,216	$113,904
Recovery Sciences	36,575	34,525
Surgical Implant	43,050	26,926
International	75,065	72,156

	$278,906	$247,511

Operating income:
Bracing and Vascular	$20,534	$20,896
Recovery Sciences	6,445	3,930
Surgical Implant	7,229	4,320
International	8,989	12,385
Expenses not allocated to segments and eliminations	(33,735)	(31,781)

	$9,462	$9,750

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DJO Finance LLC

Adjusted EBITDA

For the Three Months Ended April 1, 2016 and March 28, 2015

(unaudited)

Our Secured Credit Facilities, consisting of a $1,047.1 million term loan facility (including a $20.0 million delayed draw term loan facility) and a $150.0 million asset-based revolving credit facility (collectively, our “Credit Facilities”), under which $31.0 million was outstanding as of April 1, 2016, and the indentures (the “Indentures”) governing our $1,015.0 million of 8.125% Second Lien Notes and $298.5 million of 10.75% Third Lien Notes (collectively, the “Notes”) represent significant components of our capital structure. Under our Credit Facilities, we are required to maintain a specified senior secured first lien leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the senior secured first lien leverage ratio under our Credit Facilities, we would be in default. Upon the occurrence of an event of default under the Credit Facilities, the lenders could elect to declare all amounts outstanding under the Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the Credit Facilities. Any acceleration under the Credit Facilities would also result in a default under the Indentures, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures, our and our subsidiaries’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified in the Credit Facilities and the Indentures will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Credit Facilities and the Indentures. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Credit Facilities and the indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Credit Facilities and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

			Twelve
			Months
	Three Months Ended		Ended
	April 1,	March 28,	April 1,
	2016	2015	2016
Net loss attributable to DJO Finance LLC	$(38,320)	$(35,526)	$(343,721)
Loss (income) from discontinued operations, net	190	(3,992)	161,762
Interest expense, net	42,270	42,866	171,695
Income tax provision	5,413	1,945	15,724
Depreciation and amortization	29,902	28,042	119,315
Non-cash charges (a)	399	675	3,127
Non-recurring and integration charges (b)	7,332	6,044	35,264
Other adjustment items (c)	1,728	6,279	79,357

	48,914	46,333	242,523
Permitted pro forma adjustments applicable to the twelve month period only (d)
Future cost savings			7,680

Adjusted EBITDA	$48,914	$46,333	$250,203

(a)	Non-cash charges are comprised of the following:

			Twelve
			Months
	Three Months Ended		Ended
	April 1,	March 28,	April 1,
	2016	2015	2016
Stock compensation expense	$205	$613	$1,397
Loss (gain) on disposal of fixed assets and assets held for sale, net	107	(225)	1,109
Purchase accounting adjustments (1)	87	287	621

Total non-cash charges	$399	$675	$3,127

(1)	Purchase accounting adjustments for the twelve months ended April 1, 2016 consisted of amortization of fair market value inventory adjustments.

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(b)	Non-recurring and integration charges are comprised of the following:

			Twelve
			Months
	Three Months Ended		Ended
	April 1,	March 28,	April 1,
	2016	2015	2016
Integration charges:
Global business unit reorganization and integration	$1,285	$3,162	$6,719
Acquisition related expenses and integration (1)	3,325	499	11,461
Litigation and regulatory costs and settlements, net (2)	2,014	944	9,934
Other non-recurring items (3)	708	711	4,244
Automation projects	—	728	2,906

Total non-recurring and integration charges	$7,332	$6,044	$35,264

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions
(2)	For the twelve months ended April 1, 2016, litigation and regulatory costs consisted of $2.6 million in litigation costs related to ongoing product liability issues and $6.4 million related to other litigation and regulatory costs and settlements.
(3)	For the twelve months ended April 1, 2016, other non-recurring items consisted of $3.7 million in specifically identified non-recurring operational and regulatory projects and $0.5 million in other non-recurring travel and professional fees.

(c)	Other adjustment items before permitted pro forma adjustments are comprised of the following:

			Twelve
			Months
	Three Months Ended		Ended
	April 1,	March 28,	April 1,
	2016	2015	2016
Blackstone monitoring fees	$1,750	$1,750	$7,000
Non-controlling interests	193	301	732
Loss on modification and extinguishment of debt (1)	—	—	68,474
Other (2)	(215)	4,228	3,151

Total other adjustment items	$1,728	$6,279	$79,357

(1)	Loss on modification and extinguishment of debt for the twelve months ending April 1, 2016 consisted of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes and 7.75% Notes, $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.8 million of arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing.
(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)	Permitted pro forma adjustments include future cost savings related to the exit of our Empi business.

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